Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 28, 2024	October 31, 2023	January 29, 2023

Revenue	$216,334	$227,473	$211,090

Cost of goods sold	137,079	142,591	135,013

Gross Profit	79,255	84,882	76,077

Operating Expenses:

Selling, general and administrative	18,321	16,731	16,818

Research and development	3,445	3,367	3,302

Total Operating Expenses	21,766	20,098	20,120

Operating Income	57,489	64,784	55,957

Non-operating (loss) income, net	(3,747)	18,660	(14,425)

Income Before Income Tax Provision	53,742	83,444	41,532

Income tax provision	14,660	20,288	12,582

Net Income	39,082	63,156	28,950

Net income attributable to noncontrolling interests	12,902	18,545	14,964

Net income attributable to Photronics, Inc. shareholders	$26,180	$44,611	$13,986

Earnings per share:

Basic	$0.43	$0.73	$0.23

Diluted	$0.42	$0.72	$0.23

Weighted-average number of common shares outstanding:

Basic	61,455	61,290	60,894

Diluted	62,283	62,067	61,470